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                                                                     EXHIBIT 4.1


                        SECOND SUPPLEMENTAL INDENTURE


         THIS SECOND SUPPLEMENTAL INDENTURE, dated as of October 30, 2003, between F.N.B. CORPORATION, a Florida corporation (the "Company"), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the "Trustee").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 15, 1992 and amended by that certain First Supplemental Indenture dated as of January 1, 1994, providing for the issuance of an unlimited amount of unsecured indebtedness of the Company (as amended, the "Indenture");

         WHEREAS, pursuant to Section 902 of the Indenture, the Holders of not less than 50% in aggregate principal amount of Outstanding Securities in each Outstanding series of Securities issued pursuant to the Indenture have consented to the execution and delivery by the Company and the Trustee of this Second Supplemental Indenture to amend the provisions of Section 1007 of the Indenture, and such consents have been delivered to the Company and the Trustee; and

         WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a Board Resolution and all acts, conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement in accordance with its terms and for the purposes herein set forth have been done and taken, and the execution and delivery of this Second Supplemental Indenture has been in all respects duly authorized.

         NOW, THEREFORE, intending to be legally bound hereby, each of the Company and the Trustee has executed and delivered this Second Supplemental Indenture.

                                    ARTICLE I

                                    AMENDMENT

         Section 1.1. The following text is hereby inserted following subsection
(b) of Section 1007 of the Indenture:

         "(c)     Notwithstanding anything to the contrary contained herein,
Section 1007(a) shall not prohibit the Company from effecting, on or prior to June 30, 2004, the distribution to the Company's shareholders of all of the common stock of a corporation holding all or substantially all of the capital stock of the Company's Subsidiary, First National Bank of Florida."

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                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

         Section 2.1. Except as otherwise defined or unless the context otherwise requires, capitalized terms used in this Second Supplemental Indenture and defined in the Indenture shall have the meanings specified in the Indenture.

         Section 2.2. Except as specifically amended and supplemented by this Second Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

         Section 2.3. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, as applied to contracts made and performed within the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

         Section 2.4. All agreements of the Company in this Second Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.

         Section 2.5. The Trustee accepts the modification of the Indenture as hereby effected but only upon the terms and conditions set forth in the Indenture, as amended and supplemented by this Second Supplemental Indenture.

         Section 2.6. This Second Supplemental Indenture may be executed in counterparts. Each signed copy or counterpart shall be an original, but all of them together represent the same agreement.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed as of the date first written above.

                     F.N.B. CORPORATION


                     By:      /s/ Thomas E. Fahey
                        --------------------------------------------------
                              Thomas E. Fahey
                              Executive Vice President and
                              Chief Financial Officer

                     By:      /s/ Robert T. Reichert
                        --------------------------------------------------
                              Robert T. Reichert
                              Senior Vice President and Treasurer


                     J.P. MORGAN TRUST COMPANY,
                     NATIONAL ASSOCIATION


                     By:      /s/ J. C. Progar
                        --------------------------------------------------
                              Vice President


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